Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Affirmative Insurance Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-137938) on Form S-8 of Affirmative Insurance Holdings, Inc. and subsidiaries of our report dated March 31, 2014, with respect to the consolidated balance sheets of Affirmative Insurance Holdings, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Affirmative Insurance Holdings, Inc. and subsidiaries.

Our report on the consolidated financial statements dated March 31, 2014 contains an explanatory paragraph that states the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s recent history of recurring losses from operations and its probable failure to comply with certain financial covenants in the senior secured and subordinated credit facilities in 2014 raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Dallas, Texas

March 31, 2014